Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC - Multi-Strategy Series G

Semi-Annual Report

September 30, 2008

(Unaudited)

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC - Multi-Strategy Series G
Statement of Assets and Liabilities
September 30, 2008
(Unaudited)

Assets

Cash and cash equivalents	$21,056,154
Investments in Investment Funds, at fair value (cost: $689,224,368)	709,214,878
Receivable from Investment Funds	54,195,345
Other assets	74,554

Total assets	784,540,931

Liabilities

Loan payable	81,900,000
Redemptions payable	12,574,882
Contributions received in advance	20,733,566
Management fee payable	1,415,483
Interest payable	702,922
Accounts payable and accrued expenses	801,261

Total liabilities	118,128,114

Shareholders’ Capital (594,710.611 shares outstanding)	$666,412,817

Net Asset Value per share	1,120.566

Composition of Net Assets
Paid-in Capital	723,321,096
Accumulated net investment loss	(8,847,842)
Accumlated net realized loss on investment transactions	(7,678,325)
Net unrealized appreciation on investments	(40,382,113)
Net Assets	$666,412,817

The accompanying notes are an integral part of these financial statements.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC
Schedule of Investments
September 30, 2008
(Unaudited)

	Cost	Fair Value	% of Shareholders’ Capital
Investments in Investment Funds
Directional Equity
Artha Emerging Markets Fund LTD - b	$12,700,000	$14,121,706	2.12%
Frontpoint Onshore Healthcare Fund 2X LP - b	10,000,000	11,524,059	1.73%
Horseman European Select Fund - a	29,000,000	30,737,498	4.61%
Horseman Global Fund LTD Class B USD - a	5,000,000	5,456,766	0.82%
Meditor European Hedge Fund (B) Ltd. - a	11,000,000	9,974,873	1.50%
Passport II LP b *	–	30,529,254	4.58%
Sprott Offshore Fund II LTD Class B - a	34,000,000	29,409,319	4.41%
Total Directional Equity	101,700,000	131,753,475	19.77%

Directional Macro
Brevan Howard Multi Strategy Fund Limited - a	10,000,000	9,862,905	1.48%
Clarium Capital Fund Ltd. – b	25,000,000	17,566,047	2.64%
Drawbridge Global Macro Fund Ltd Class H - b	4,404,724	4,237,390	0.64%
Drawbridge Global Macro Fund Ltd Side Pocket 5 - f	23,145	22,763	0.00%
Drawbridge Global Macro Fund Ltd Side Pocket 6 - f	25.480	46,580	0.01%
Drawbridge Global Macro Fund Ltd Side Pocket 4 - f	81,867	74,813	0.01%
Drawbridge Global Macro Fund Ltd Side Pocket 7 - f	9,379	18,790	0.00%
Drawbridge Global Macro Fund LTD Side Pocket 8 - f	5,305	6,079	0.00%
Drawbridge Global Macro LTD Cl H10D SP May 9 2008 - f	31,259	31,023	0.00%
Drawbridge Global Macro Fund Side Pocket 8 - f	6,378	6,378	0.00%
Total Directional Macro	39,587,537	31,872,768	4.78%

Relative Value
AB2 Fund - a	47,500,000	56,857,202	8.53%
Bennelong Asia Pacific Multi Strategies EQ Fund Class F USD - a	16,000,000	16,568,963	2.49%
Criterion Institutional Partners LP - b	16,000,000	13,915,669	2.09%
Dundonald Fund I LP - b	33,500,000	37,394,511	5.61%
Millenium Global Emerging Credit Fund Limited - g	17,000,000	15,207,953	2.28%
Perella Weinberg Partners Xerion Fund LP - b	18,000,000	16,016,830	2.40%
Providence MBS Fund, LP - b	16,000,000	16,680,144	2.50%
Providence MBS Offshore Fund, LTD - b	25,500,000	28,962,828	4.35%
SOLA 1 - d	45,000,000	41,729,762	6.26%
Stratus Fund Ltd Double Leverage Class C - a	3,300,000	5,708,496	0.86%
Stratus Feeder Fund LTD Class C Double Leverage - a	4,802,140	4,949,742	0.74%
Stratus Fund LTD Double Lev Class C Side Pocket - f	408,301	406,927	0.06%
Structured Service Holdings LP - a	17,358,508	21,892,424	3.29%
Structured Service Holdings LTD - a	36,500,000	33,907,436	5.09%
Tiger Asia Overseas Fund LTD Class B Offshore Fund - b	10,000,000	12,214,217	1.83%
Total Relative Value	306,868,949	322,413,104	48.38%

Note: Investments in underlying Investment Funds are categorized by investment strategy.
* Refer to Section 2.b . of the accompanying notes
a - Redemptions permitted monthly
b - Redemptions permitted quarterly
c - Redemptions permitted semi annually
d - Redemptions permitted annually
e - Redemptions permitted anytime
f - Reimbursed only when underlying investment is realized or converted to regular interest in Investment Fund
g - Subsequent to September 30.2008, the Fund went into liquidation

The accompanying notes are an integral part of these financial statements.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC
Schedule of Investments ( continued)
September 30, 2008
(Unaudited)

	Cost	Fair Value	% of Shareholders’ Capital
Event Driven
Ashmore Asian Recovery Fund Limited - b	14,000,000	14,722,373	2.21%
Carrington Investment Partners ( US ) LP – b	11,200,000	11,195,044	1.68%
Cevian Capital II LTD USD - d	14,550,718	7,122,814	1.07%
CPIM Structured Credit Fund 1000 INC - b	8,000,000	2,365,220	0.35%
CPIM Structured Credit Fund 1500 INC - c	6,225,321	1,437,757	0.22%
Harbinger Capital Partners Offshore Fund I, LTD - b	37,500,000	34,763,079	5.22%
Icahn Fund Ltd Class B - c	16,500,000	13,666,705	2.05%
Lincoln Vale European Partners (US) Fund LP - c	5,000,000	4,639,248	0.70%
Marathon Special Oppportunity Ltd Class E - c	10,000,000	9,429,922	1.42%
Marathon Structured Finance Fund Ltd Class B - d	20,700,000	17,843,304	2.68%
Marathon Distressed Subprime Fund (Cayman)LTD Class A - b	5,000,000	4,412,458	0.66%
Nevi Amsterdam European Credit Fund Class A - a	1,249,738	393,922	0.06%
Pardus - b	15,000,000	6,452,912	0.97%
Paulson Advantage Plus LP - b	31,500,000	51,837,454	7.78%
Stark Investments Structured Finance Onshore Fund - e	9,442,105	9,214,308	1.38%
Third Point Partners Qualified, LP - b	14,300,000	14,219,913	2.13%
Trian Partners Ltd - d	20,900,000	19,459,098	2.92%
Total Event Driven	241,067,882	223,175,531	33.50%
Total Investments In Investment Funds	689,224,368	709,214,878	106.43%

Other Assets, less Liabilities		(42,802,061)	(6.43)

Shareholders’ Capital		666,412,817	100.00%

Note: Investments in underlying Investment Funds are categorized by investment strategy.
* Refer to Section 2b. of the accompanying notes
a - Redemptions permitted monthly
b - Redemptions permitted quarterly
c - Redemptions permitted semi annually
d - Redemptions permitted annually
e - Redemptions permitted anytime
f - Reimbursed only when underlying investment is realized or converted to regular interest in Investment Fund
g - Subsequent to September 30.2008, the Fund went into liquidation

The accompanying notes are an integral part of these financial statements.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC Multi-Strategy Series G
Statement of Operations
For the period April 1, 2008 through September 30, 2008
(Unaudited)

Investment Income
Interest	$26,413

Total investment income	26,413

Expenses
Management fees	5,023,260
Professional fees	448,342
Loan interest	981,591
Accounting fees	543,475
Directors’ fees and expenses	31,500
Marketing fees	29,418
Custodian fees	16,729
Miscellaneous expenses	1,799,940

Total expenses	8,874,255

Net investment loss	(8,847,842)

Realized and unrealized loss on investments:
Net realized loss on investments	(7,678,325)
Net change in unrealized depreciation on investments	(40,382,113)

Net realized and unrealized loss on investments	(48,060,437)

Decrease in Shareholders’ Capital from Operations	$(56,908,280)

The accompanying notes are an integral part of these financial statements.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC - Multi-Strategy Series G
Statements of Changes in Shareholder’s Capital
(Unaudited)

	Six Months Ended September 30, 2008	Year Ended March 31, 2008
	(Unaudited)
Operations

Net investment loss	$(8,847,842)	$(12,346,338)
Net realized loss on investments	(7,678,325)	22,217,947
Net change in unrealized depreciation on investments	(40,382,113)	18,264,850

Decrease in Shareholders’ Capital from Operations	(56,908,280)	28,136,459

Distributions to Shareholders

Distributions from net investment income	-	-
Distributions from net realized gain	-	(32,217,900)

Decrease in Shareholders’ Capital from distributions to Shareholders		(32,217,900)

Shareholders’ Capital transactions

Capital contributions	200,324,979	273,955,009
Reinvestment of distributions		30,867,813
Capital withdrawals	(48,713,568)	(56,242,519)

Increase (Decrease) in Shareholders’ Capital from capital transactions	151,611,411	248,580,303

Shareholders’ Capital at beginning of year	571,709,686	327,210,824

Shareholders’ Capital at end of period (594,710.611 and 469,978.204 shares outstanding at September 30, 2008 and March 31, 2008, respectively)	$666,412,817	571,709,686

The accompanying notes are an integral part of these financial statements.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC - Multi-Strategy Series G
Statement of Cash Flows
September 30, 2008
(Unaudited)

Cash flows from operating activities
Decrease in Shareholders’ Capital from Operations	$(56,908,280)
Adjustments to reconcile net increase in shareholders’ capital from Operations to net cash used in operating activities:
Purchases of investments in investment funds	(252,000,001)
Proceeds from disposition of investments in investment funds	56,699,854
Net realized gain on investments in investment funds	7,678,325
Net unrealized gain on investments in investment funds	40,382,113
Changes in operating assets and liabilities:
Increase in receivable from investment funds	(10,794,272)
Decrease in prepaid professional fees	478,340
Decrease in other assets	144,726
Decrease in management fee payable	(20,092)
Increase in interest payable	341,785
Decrease in accounts payable and accrued expenses	(24,102)
Net cash used in operating activities	(214,021,604)

Cash flows from financing activities
Capital contributions	162,491,087
Distributions paid in cash	-
Payments for shares redeemed	(44,151,320)
Proceeds from loan payable	143,000,000
Payments for loan payable	(86,500,000)
Net cash provided by financing activities	174,839,767

Net increase in cash and cash equivalents	(39,181,837)

Cash and cash equivalents at beginning of year	60,237,991
Cash and cash equivalents at end of year	$21,056,154

Supplemental non-cash information:
Decrease in contributions received in advance	$(37,833,892)
Increase in redemptions payable	4,562,248

The accompanying notes are an integral part of these financial statements.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC - Multi-Strategy Series G
Financial Highlights
(Unaudited)

For a share outstanding throughout the period
	Six Months Ended September 30, 2008		Year Ended March 31, 2008
	(Unaudited)

Net Asset Value, beginning of period:	$1,216.46		$1,207.54
Income from investment operations***:
Net investment loss	(14.82)		(34.29)
Net realized and unrealized gain on investments	(81.07)		133.84
Total from investment operations	(95.89)		99.55
Distributions from net investment income
Distributions from net realized gain			(90.63)
Net Asset Value, end of period:	$1,120.57		$1,216.46

Total Return	(7.88	%) **	8.24%

Ratios/Supplemental Data:
Net assets, end of period	$666,412,817		$571,709,686
Portfolio turnover	16.00	% *	30.05%
Ratio of expenses to average net assets	2.62	% *	2.90%
Ratio of net investment loss to average net assets	(2.61	%) *	(2.87%)

*	Annualized.
**	Total return for a period of less than a full year is not annualized.
***	Per share data for income from investment operations is computed using the total of monthly income and expense

The above ratios may vary for individual investors based on the timing of capital transactions during the period.

The accompanying notes are an integral part of these financial statements.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – September 30, 2008 (Unaudited)

1.	Organization

Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC (the “Company”) was organized as a Delaware Limited Liability Company on August 16, 2002. The Company is registered under the Investment Company Act of 1940 (the “1940 Act”) as amended, as a closed-end, non-diversified management investment company. Shares of the Company are registered under the Securities Act of 1933 (“1933 Act”).

The investment objective of the Company is to achieve capital appreciation principally through investing in investment funds (“Investment Funds”) managed by third-party investment managers (“Investment Managers”) that employ a variety of alternative investment strategies. These investment strategies allow Investment Managers the flexibility to use leverage or short-side positions to take advantage of perceived inefficiencies across the global markets, often referred to as “alternative” strategies. Because Investment Funds following alternative investment strategies are often described as hedge funds, the investment program of the Company can be described as a fund of hedge funds.

Shares of the Company are sold to eligible investors (referred to as “Shareholders”). The minimum initial investment in the Company from each Shareholder is $25,000 (and was $50,000 from January 1, 2003 to November 1, 2003); the minimum additional investment is $10,000.

Citigroup Alternative Investments LLC (“CAI” or the “Adviser”), a Delaware limited liability company and an indirect, wholly owned subsidiary of Citigroup Inc., serves as the Company’s investment adviser. The Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and, among other things, is responsible for the allocation of the Company’s assets to various Investment Funds. Under the Company’s governing documents, the Company has delegated substantially all authority to oversee the management of the operations and assets of the Company to the Board of Directors.

2.	Significant Accounting Policies

Investments in Investment Funds are subject to the terms of the respective limited partnership agreements, limited liability company agreements, offering memoranda and such negotiated “side letter” or similar arrangements as the Adviser may have entered into with the Investment Fund on behalf of the Company. The Company values these investments at fair value based on financial data supplied by the Investment Funds.

a.  Portfolio Valuation

The net asset value of the Company is determined as of the close of business at the end of each month in accordance with the valuation principles set forth below or as may be determined from time to time pursuant to policies established by the Board of Directors.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – September 30, 2008 (Unaudited)

The Company’s investments in Investment Funds are carried at fair value as determined by the Company’s pro-rata interest in the net assets of each Investment Fund. All valuations utilize financial information supplied by each Investment Fund and are net of management and performance incentive fees or other allocations payable to the Investment Funds’ managers as required by the Investment Funds’ agreements. Each Investment Manager to which the Adviser allocates assets will charge the Company, as an investor in an underlying Investment Fund, an asset-based fee, and some or all of the Investment Managers will receive performance-based compensation in the form of an incentive fee. The asset-based fees of the Investment Managers are generally expected to range from 1% to 3% annually of the net assets under their management and the incentive fee is generally expected to range from 15% to 25% of net profits annually.

The Company may invest in Investment Funds that may designate certain investments within those Investment Funds, typically those that are especially illiquid and/or hard to value. as “special situation” (often called “Side-Pocket”) investments with additional redemption limitations. Such a Side-Pocket is, in effect, similar to a private equity fund that requires its investors to remain invested for the duration of the fund and distributes returns on the investment only when liquid assets are generated within the fund, typically through the sale of the fund’s illiquid assets in exchange for cash.

As a general matter, the fair value of the Company’s investment in an Investment Fund represents the amount that the Company can reasonably expect to receive from an Investment Fund if the Company’s investment were redeemed at the time of valuation, based on information available at the time. The Investment Funds provide for periodic redemptions ranging from monthly to annually. Investment Funds generally require advance notice of a Shareholder’s intent to redeem its interest, and may, depending on the Investment Funds’ governing agreements, deny or delay a redemption request. The Company generally does not factor into its valuation a liquidity discount on any Investment Funds held. However, when an Investment Fund imposes extraordinary restrictions on redemptions or when there have been no recent transactions in the Investment Fund interests, the Company may determine that it is appropriate to apply such a discount. Any such decision would be made in good faith, and subject to the review and supervision of the Board of Directors. The underlying investments of each Investment Fund are accounted for at fair value as described in each Investment Fund’s financial statements. The Investment Funds may invest a portion of their assets in restricted securities and other investments that are illiquid.

The valuations reported by the Investment Managers, upon which the Company calculates its month-end net asset value and net asset value per Share, may be subject to later adjustment, based on information reasonably available at that time. For example, fiscal year-end net asset value calculations of the Investment Funds are audited by those Funds’ independent registered public accountants and may be revised as a result of such audits. Other adjustments may occur from time to time. Such adjustments or revisions, irrespective of their size and whether increasing or decreasing the net asset value of the Company at the time they occur, because they relate to information available only at the time of the adjustment or revision, will not affect the amount of the repurchase proceeds received by Shareholders who had their Shares repurchased prior to such adjustments and received their repurchase proceeds.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – September 30, 2008 (Unaudited)

As a result, to the extent that such subsequently adjusted valuations from the Investment Managers or revisions to net asset value of an Investment Fund adversely affect the Company’s net asset value, the outstanding Shares of the Company will be adversely affected by such prior repurchases redeemed at a net asset value per Share higher than the adjusted amount.

Conversely, any increases in the net asset value per Share resulting from such subsequently adjusted valuations will be entirely for the benefit of the holders of the outstanding Shares of the Company and to the detriment of Shareholders who previously had their Shares repurchased at a net asset value per Share lower than the adjusted amount. New Shareholders may be affected in a similar way, because the same principles apply to the purchase of Shares. Unlike a pricing adjustment based on an audit or new information, a pricing “error,” such as an administrative mistake in processing or the misapplication by the Company or its agents of the valuation principles described in the Company’s procedures, would require a retroactive adjustment, provided such an adjustment is deemed (in accordance with applicable regulatory guidance and upon consultation with the Company’s auditors and/or counsel) to be material. Any such retroactive adjustment shall be reported promptly to the Company’s Valuation Committee.

b.  Income Recognition and Expenses

Interest income is recorded on the accrual basis. Income, expenses and realized and unrealized gains and losses are recorded monthly. The change in an Investment Fund’s net asset value is included in net change in unrealized appreciation on investments on the Statement of Operations. The Company records realized gain or loss on its investment in Investment Funds only to the extent that cost of such investment as well as any Side Pocket has been fully recovered through previous redemptions from investment in Investment Funds.

The Company bears all expenses incurred in the course of its operations, including, but not limited to, the following: all costs and expenses related to portfolio transactions and positions for the Company’s account; professional fees; costs of insurance; registration expenses; and expenses of meetings of the Board of Directors. Costs incurred in connection with the initial offering were deferred and amortized over the first twelve months of operations; costs incurred in connection with the Company’s subsequent registration of its shares under the 1933 Act have been deferred and were amortized over the twelve months commencing after the effective date of such registration.

c.  Income Taxes

The Company operated as a partnership from inception through September 30, 2005. As of October 1, 2005, the Company became a corporation that is taxed as a regulated investment company.

It is the Company’s intention to meet the requirements of the Internal Revenue Code applicable to regulated investment companies (RIC) and distribute substantially all of its taxable net investment income and capital gains, if any, to Shareholders each year.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – September 30, 2008 (Unaudited)

Therefore, no federal income or excise tax provision is typically required for the Company’s financial statements. While the Company intends to distribute substantially all of its taxable net investment income and capital gains, in the manner necessary to avoid imposition of the 4% excise tax as described above, it is possible that some excise tax will be incurred. In such event, the Company will be liable for the tax only on the amount by which it does not meet the foregoing distribution requirements.

During the current year, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s financial statements to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. The Adviser has concluded the adoption of FIN 48 had no impact on the operations of the Company for the six months ended September 30, 2008 and that no provision for income tax is required in the Company’s financial statements.

The Company’s federal and state income and federal excise tax returns for which the applicable statute of limitations have not expired are subject to examination by the Internal Revenue Service and state departments of revenue.

d.  Cash and Cash Equivalents

Cash and cash equivalents consist of cash on deposit and monies invested in money market deposit accounts that are accounted for at amortized cost, which approximates fair value.

e.  Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management believes that the estimates utilized in preparing the Company’s financial statements are reasonable and prudent; however, actual results could differ from these estimates.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – September 30, 2008 (Unaudited)

3.	Fair Value Disclosures

In September 2006, the Statement of Financial Accounting Standards No. 157 - Fair Value Measurements-(“SFAS 157”), was issued and is effective for fiscal years beginning after November 15, 2007. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 requires disclosure surrounding the various inputs that are used in determining the value of the Company’s investments. These inputs are summarized into the three broad levels listed below.

—	Level 1	-	Quoted prices in active markets for identical securities
—	Level 2	-	Other significant observable inputs (including quoted prices for similar securities, interest rates, prepayment speeds, credit risk, etc.)
—	Level 3	-
Significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments). The notion of unobservable inputs is intended to allow for situations in which there is little, if any, market activity for the asset or liability at the measurement date. Under Level 3, the owner of an asset must determine valuation based on its own assumptions about what market participants would take into account in pricing the asset, using best information available.

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

The following is a summary of the inputs used as of September 30, 2008, in valuing the Company’s assets and liabilities carried at fair value:
	Investments in Investment Funds	Liabilities in Securities Sold Short	Appreciation in Other Financial Instruments	Depreciation in Other Financial Instruments
Level 1	-
Level 2	-
Level 3	$709,214,878
Total	$709,214,878

SFAS 157 also requires a reconciliation of assets for which significant unobservable inputs (Level 3) were used in determining fair value:
	Investments in Investment Funds	Liabilities in Securities Sold Short	Appreciation in Other Financial Instruments	Depreciation in Other Financial Instruments
Balances as of 03/31/08	$561,975,169
Realized gain (loss)	(7,678,325)
Change in unrealized appreciation (depreciation)	(40,382,113)
Net purchases (sales)	195,300,147
Net transfers in and out (Level 3)	-
Balance as of 09/30/08	$709,214,878

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – September 30, 2008 (Unaudited)

4.	New Accounting Pronouncements

In March 2008, the FASB released Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities (“FAS 161”). FAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. The adoption of FAS 161 is required for fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. At this time, the Company has not yet adopted FAS 161 and is evaluating the implications of FAS 161 and its impact on the financial statements has not yet been determined.

5.	Management Fee, Administrative Fee, Related Party Transactions and Other

The Adviser provides certain management and administrative services to the Company. The Adviser acts primarily to evaluate and select Investment Managers, to allocate assets, to establish and apply risk management procedures, and to monitor overall investment performance. In addition, the Adviser also provides office space and other support services. In consideration for such services, the Company will pay the Adviser a monthly management fee based on end of month Shareholder’s capital.

Effective August 1, 2005, the Board of Directors approved a reduction in the management fee to 1.5% of net assets annually (from 2.25% annually).

In addition, the Adviser allocated certain marketing fees of $29,418 to the Company during the six months ended September 30, 2008.

Placement agents may be retained by the Company to assist in the placement of Fund Shares. A placement agent will generally be entitled to receive a fee from each investor in the Company whose shares the agent places. The specific amount of the placement fee paid with respect to a Shareholder is generally dependent on the size of the investment in the Company.

Citigroup Global Markets, Inc. (“CGM’’), an affiliate of CAI and a wholly owned subsidiary of Citigroup, Inc. serves as a placement agent of the Company Shares. For the six. months ended September 30, 2008, the Company paid $ 1,018,670 in placement fees to CGM on the Company Shares. Such fees are deducted from an investor’s gross contribution amount.

The Company has entered into agreements with third parties to act as additional’ placement agents for the Company Shares. Placement fees may range from 0 to 3%. In addition, the Adviser, and/or its affiliates, will pay the placement agents an annual fee, payable monthly in arrears. The fee shall be paid from the Adviser’s own resources (or those of its affiliates).

Prior to October 1, 2005 the Company paid CAI a monthly fee of 0.025% (0.30% on an annualized basis) for administration based primarily upon average net assets, subject to a minimum monthly fee, and reimbursed certain expenses.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – September 30, 2008 (Unaudited)

CAI, as Administrator, retained PNC Global Investment Servicing Inc. (“PNCGIS”), an independent third party and wholly-owned subsidiary of the PNC Financial Services Group, to assist in the performance of its administrative duties.

On October 1, 2005 a restructuring of this arrangement took effect. Under the new arrangement CAI and PNCGIS have separate agreements with the Company and act as co-administrators to the Company. CAI, as co-administrator, no longer receives a monthly fee for their administrative services to the Company. PNCGIS continues to provide certain accounting, recordkeeping, tax and investor related services. Fees for their services are charged directly to the Company.

Effective January 1, 2008, each Director who is not an “interested person” of the Company, as defined by the 1940 Act, receives an annual retainer of $20,000 plus a Board of Directors meeting fee of $1,000 and a telephone meeting fee of $500. The Chairman of the Audit Committee receives an additional fee of $3,000 per year. Any Director who is an “interested person” does not receive any annual or other fee from the Company. All Directors are reimbursed for all reasonable out of pocket expenses. Total amounts expensed related to Directors by the Company for the six months ended September 30, 2008 were $31,500.

PFPC Trust Company (an affiliate of PNCGIS) serves as custodian of the Company’s assets and provides custodial services for the Company. Fees payable to the custodian and reimbursement for certain expenses are paid by the Company. Total amounts expensed related to custodian fees by the Company for the six months ended September 30, 2008 were $16,729.

6.	Securities Transactions

The following table lists the aggregate purchases and proceeds from sales of Investment Funds for the six months ended September 30, 2008, net unrealized appreciation, gross unrealized appreciation, and gross unrealized depreciation as of September 30, 2008.

Cost of purchases	$252,058,886
Proceeds from sales	$56,758,739

Gross unrealized appreciation	$216,715
Gross unrealized depreciation	$40,598,828
Net unrealized depreciation	$40,382,113

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements – September 30, 2008 (Unaudited)

7.	Contributions, Redemptions, and Allocation of Income

Generally, initial and additional subscriptions for Shares may be accepted as of the first day of each month. CAI has been authorized by the Board of Directors of the Company to accept or reject any initial and additional subscriptions for Shares in the Company. The Board of Directors from time to time and in its complete and exclusive discretion, may determine to cause the Company to repurchase Shares from Shareholders pursuant to written tenders by Shareholders on such terms and conditions as it may determine. CAI expects that it typically will recommend to the Board of Directors that the Company offer to repurchase Shares from Shareholders quarterly, on each March 31, June 30, September 30 and December 31 (or, if any such date is not a business day, on the immediately preceding business day).

Transactions in Shares were as follows the six months ended September 30, 2008 and the year ended March 31, 2008:

	September 30, 2008	March 31, 2008
Shares outstanding, beginning of year	469,978.204	270,972.304
Shares purchased	164,469.268	219,390.921
Shares issued for reinvestment of distributions		24,801.593
Shares redeemed	(39,736.861)	(45,186.614)
Shares outstanding, end of year	594,710.611	469,978.204

8.	Financial Instruments With Off-Balance Sheet Risk

In the normal course of business, the Investment Funds in which the Company invests trade various financial instruments and enter into various investment activities with off-balance sheet risk. These include, but are not limited to, short selling activities, writing option contracts and entering into equity swaps. The Company’s risk of loss in these investment funds is limited to the value of it’s investment in such funds.

9.	Loan payable

On December 27, 2006, the Company entered into a Credit and Security Agreement with an unaffiliated bank for a $125,000,000 revolving credit facility (the “Credit Facility”). The Credit Facility will be used in connection with investment activities, for cash management purposes, to fund the repurchase of shares or for temporary or emergency purposes as permitted under the Offering Memorandum. The Credit Facility is secured by the Company’s assets. At September 30, 2008, the outstanding borrowing from the Credit Facility amounted to $81,900,000, bearing interest at a rate of 4.00% less a discount percentage per annum. Interest expense on the outstanding borrowing for the six months ended September 30, 2008 was $981,591 with $702,222 payable at September 30, 2008. The Credit Facility is scheduled to mature on December 27, 2008. While the Company intends to enter into a new Credit and Securities Agreement, there is no guarantee that the Company will be successful in securing a new facility.